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                                                                    Exhibit 11.1


                     GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)


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                                                                        Three Months Ended        Six Months Ended
                                                                          June 30, 2001             June 30, 2001
                                                                        ------------------        ----------------

BASIC EARNINGS PER SHARE CALCULATION:

Net Income available to common shareholders                                   $ 4,851                 $11,082


Weighted average number of shares
  of common stock                                                               6,905                   6,835

Earnings per share - basic                                                    $  0.70                 $  1.62

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                                    $ 5,087                 $11,554

Weighted average number of shares of common stock and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                                             6,905                   6,835
  Common stock equivalents issuable under stock
   option plans
                                                                                  222                     223
  Common stock equivalents applicable to
   Redeemable Convertible Preferred Stock                                       1,305                   1,305

  Weighted average number of shares of common stock
   and common stock equivalents - diluted                                       8,432                   8,364

Earnings per share - diluted                                                  $  0.60                 $  1.38

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